Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-021		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2012 RESULTS

October 31, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2012. Following are highlights for this period and the Company’s future outlook:

•	3Q2012 diluted EPS of $0.20 was $0.23 higher than the $0.03 loss in 3Q2011 despite a 34% increase in diluted shares

•	3Q2012 EBITDA of $48.1 million increased 37% over 3Q2011

•	Leading-edge spot dayrates for 240 class and 265 class DP-2 OSVs remain in the $30,000 to $36,000 range

•	3Q2012 utilization for the Company’s high-spec OSVs was 94% compared to 80% in 3Q2011 and 96% in 2Q2012

•	3Q2012 utilization for its total 51-vessel new gen OSV fleet was 80%, compared to 75% in 3Q2011 and 88% in 2Q12

•	3Q2012 utilization for the Company’s four MPSVs was 91%, up from 76% for 3Q2011 and in-line with 2Q2012

•	Contract backlog for new gen OSV vessel-days currently at 72%, 35% and 13% for 4Q2012, 2013 and 2014

•	Contract backlog for MPSV vessel-days currently at 85%, 40% and 17% for 4Q2012, 2013 and 2014

•	3Q2012 utilization for the Downstream fleet was 93% up from 92% in 3Q2011 and 75% in 2Q2012

•	3Q2012 EBITDA for the Downstream fleet was $5.3 million, up from $4.2 million in 3Q2011 and $1.6 million in 2Q2012

•	20-vessel OSV Newbuild Program #5 and 6-vessel 200 Class OSV Retrofit Program remain on-time and on-budget

•	Recently awarded long-term charter for a 300 class OSV at an initial dayrate of $38,500 with multi-year renewal options

Third quarter 2012 revenues increased 20.9% to $127.9 million compared to $105.8 million for the third quarter of 2011 and decreased 2.8% compared to $131.6 million for the second quarter of 2012. Operating income was $26.3 million, or 20.6% of revenues, for the third quarter of 2012 compared to $14.6 million, or 13.8% of revenues, for the prior-year quarter; and $33.8 million, or 25.7% of revenues, for the second quarter of 2012. The Company recorded net income for the third quarter of 2012 of $7.4 million, or $0.20 per diluted share, compared to a net loss of ($0.7 million), or ($0.03) per diluted share, for the year-ago quarter; and net income of $12.0 million, or $0.33 per diluted share, for the second quarter of 2012. Diluted common shares for the third quarter of 2012 were 36.1 million compared to 26.9 million for the third quarter of 2011 and 36.1 million for the second quarter of 2012. Diluted common shares increased as a result of the Company’s November 2011 equity offering. Included in third quarter 2012 results was a $0.3 million ($0.2 million after-tax or $0.01 per diluted

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

share) gain on sales of one older, lower-horsepower tug and certain shoreside assets for net cash proceeds of $3.0 million compared to $1.0 million ($0.6 million after tax or $0.02 per diluted share) gain on the sale of two remotely operated vehicles (“ROVs”) for net cash proceeds of $9.3 million during the prior-year quarter.

Third quarter 2012 EBITDA increased 37.4% to $48.1 million compared to $35.0 million for the third quarter of 2011 and decreased 13.3% compared to $55.5 million for the second quarter of 2012. For a reconciliation of EBITDA to the nearest comparable GAAP financial measure and for additional information regarding EBITDA as a non-GAAP financial measure, please see the accompanying data tables, including Note 11.

An $11.1 million sequential decrease in Upstream EBITDA was partially offset by a $3.7 million increase in Downstream EBITDA as three modified barges were successfully deployed into crude service to meet increased demand in the GoM from the Eagle Ford Shale trend. About half of the sequential decrease in Upstream EBITDA was anticipated and in-line with the Company’s specific line-item guidance announced on August 3, 2012. The expected decline in third quarter 2012 Upstream EBITDA resulted primarily from the following items: (i) $2.2 million of regulatory downtime related to a heavy drydock schedule; (ii) $2.3 million of discretionary downtime and $0.6 million of incremental out-of-pocket costs related to the remobilization of four new generation OSVs from Brazil to the GoM; and (iii) $1.5 million of incremental cash operating expenses related to the recruiting, hiring and training ramp-up of new mariners in anticipation of 2013 vessel deliveries under the Company’s fifth OSV newbuild program. The remainder of the sequential decrease in Upstream EBITDA resulted from the following items: (i) a $1.9 million decrease in revenue related to a mid-quarter decline in spot-market utilization of the Company’s 200 class DP-1 OSVs as a result of eight less drilling units actively working on the shelf and a low pace of shelf permitting during August and September, combined with the adverse commercial impact of Hurricane Isaac on spot shelf vessels; (ii) $2.1 million of lost revenue for 33 days related to the premature cancellation of a spot charter for an MPSV due to permitting issues encountered by the customer that resulted in postponement of the project; and (iii) a $0.8 million increase in the Company’s bad debt reserve, primarily due to the previously reported bankruptcy filing by an Upstream customer, which occurred on August 17, 2012. Currently, 11 of the Company’s DP-1 vessels are operating in the GoM spot market and two DP-1 vessels are stacked. As announced on September 4, 2012, the Company has undertaken a retrofit program to convert six of its 200 class DP-1 OSVs into 240 class DP-2 OSVs, with shipyard work on the first two vessels scheduled to start in late December 2012. All figures are approximate.

Upstream Segment. Revenues from the Upstream segment were $115.1 million for the third quarter of 2012, an increase of $23.1 million, or 25.1%, from $92.0 million for the third quarter of 2011; and a decrease of $6.6 million, or 5.4%, from $121.7 million for the second quarter of 2012. Higher Upstream revenues for the third quarter of 2012 compared to the same period in 2011 primarily resulted from increased demand for the Company’s high-spec OSVs and MPSVs, and, to a lesser extent, the re-activation of 200 class new generation OSVs that were previously stacked. Upstream operating income was $24.5 million, or 21.3% of revenues, for the third quarter of 2012 compared to $13.8 million, or 15.0% of revenues, for the prior-year quarter; and $35.5 million, or 29.2% of revenues, for the second quarter of 2012. Average new generation OSV dayrates for the third quarter of 2012 were $23,990 compared to $20,945 for the same period in 2011 and $23,335 for the second quarter of 2012. New generation OSV utilization was 79.5% for the third quarter of 2012 compared to 75.3% for the year-ago quarter and 88.1% for the sequential quarter. The Company had an average of 2.1 stacked new generation OSVs during the third quarter of 2012 compared to quarterly averages of 6.3 stacked vessels during the year-ago quarter and 3.0 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 82.9% for the third quarter of 2012 compared to 85.9% for the year-ago quarter and 93.6% for the sequential quarter. The sequential decline in new generation OSV utilization was largely due to softer than anticipated spot market conditions on the shelf for the Company’s 200 class DP-1 OSVs, particularly during and after Hurricane Isaac. Market conditions for these lower-spec shelf vessels continue to fluctuate with the level of GoM permitting activity, which remains sporadic. However, in contrast, the Company’s high-spec OSVs achieved an average utilization of 94.4% for the third quarter of 2012, while maintaining leading-edge spot dayrates in the $30,000 to $36,000 range. After adjusting for 54 days of third quarter downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 96.8%.

Downstream Segment. Revenues from the Downstream segment of $12.9 million for the third quarter of 2012 decreased by $1.0 million, or 7.2%, compared to $13.9 million for the same period in 2011, and were higher than the sequential quarter by $3.0 million, or 30.3%. The Company’s double-hulled tank barge average dayrates were $16,626 for the third quarter of 2012 compared to $18,222 for the same period in 2011 and $16,284 for the sequential quarter. The decrease in dayrates from the prior-year quarter was largely due to a higher concentration of vessels operating under time charter contracts instead of contracts of affreightment (“COAs”). Utilization for the double-hulled tank barge fleet was 93.4% for the third quarter of 2012 compared to 92.0% for the year-ago quarter and 74.6% for the sequential quarter. The sequential increase in utilization is primarily due to fewer days out-of-service for discretionary commercial capital expenditures readying three barges with vapor-recovery systems for charters that commenced in the third quarter of 2012 and, to a lesser extent, fewer days out-of-service for the regulatory drydocking of a fourth barge during the third quarter of 2012. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $15,529 for the third quarter of 2012, which is $1,235, or 7.4%, lower than effective dayrates for the prior-year quarter; and $3,381 or 27.8%, higher than effective dayrates for the second quarter of 2012.

General and Administrative (“G&A”). G&A expenses of $12.9 million for the third quarter of 2012 were 10.1% of revenues compared to $9.0 million, or 8.5% of revenues, for the third quarter of 2011; and $12.1 million, or 9.2% of revenues, for the second quarter of 2012. The year-over-year increase in G&A is a result of having higher shoreside incentive compensation expenses, fleet recruiting and training expenses and bad debt reserves. The sequential increase in G&A was entirely related to an increase in the Company’s bad debt reserve resulting from the previously mentioned bankruptcy of an Upstream customer. The Company allocated 93% of its third quarter 2012 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $21.8 million for the third quarter of 2012, or $1.4 million higher than the prior-year quarter. This increase is primarily due to higher shipyard costs for vessel regulatory drydockings and incremental amortization expense related to the vessels that were previously stacked and required recertification prior to being re-activated. Depreciation and amortization expense is expected to increase from current levels when the remaining stacked vessels are recertified and activated, and when any newly constructed vessels are delivered or undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense decreased $0.4 million during the third quarter of 2012 compared to the same period in 2011, primarily due to an increase in capitalized interest related to the Company’s fifth OSV newbuild program, which commenced during the fourth quarter of 2011. The Company recorded $2.9 million of capitalized construction period interest, or roughly 16% of its total interest costs, for the third quarter of 2012 compared to having no capitalized construction period interest for the prior-year quarter. As reported on September 4, 2012, this net decrease in interest expense was partially offset by incremental interest expense of $1.4 million related to the issuance of $300.0 million of aggregate principal amount of convertible senior notes on August 13, 2012.

Nine Month Results

Revenues for the first nine months increased 46.6% to $379.6 million compared to $258.9 million for the same period in 2011. Operating income was $88.8 million, or 23.4% of revenues, for the first nine months in 2012 compared to $19.2 million, or 7.4% of revenues, for the prior-year period. Net income for the first nine months of 2012 increased $42.5 million to net income of $25.7 million, or $0.71 per diluted share, compared to a net loss of ($16.8 million), or ($0.63) per diluted share, for the first nine months of 2011. EBITDA for the first nine months of 2012 increased 84.4% to $148.1 million compared to $80.3 million for the first nine months of 2011. The year-over-year increase in revenues primarily resulted from increased demand for the Company’s high-spec OSVs and MPSVs and the re-activation of 13 new generation OSVs that were previously stacked, as well as a recent pick-up in demand in the GoM for its Downstream barges, especially related to the Eagle Ford Shale trend. The Company had an average of 3.1 stacked new generation OSVs during the first nine months of 2012 compared to an average of 10.5 stacked vessels during the year-ago period. The Company’s net income for the first nine months of 2012 included a $0.3 million ($0.2 million after-tax or $0.01 per diluted share) gain on the sales of one older, lower-horsepower tug and certain shoreside assets for net cash proceeds of $4.3 million. The Company’s net income for the first nine months of 2011 included a $1.5 million ($1.0 million after-tax, or $0.04 per diluted share) gain on the sales of the Company’s last four remaining single-hulled tank barges and two ROVs for net cash proceeds of $11.3 million.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 10 of this news release.

Forward Guidance

Vessel Counts. As of September 30, 2012, excluding six inactive non-core vessels, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. The Company’s active Upstream Fleet for fiscal 2012 is expected to be comprised of an average of 48.1 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 26.1 “term” vessels that are currently chartered on long-term contracts and an average of 22.0 “spot” vessels that are currently operating or being offered for service under short-term charters, about 40% of which are DP-1 OSVs for which the Company has recently observed soft market conditions in the GoM. The Company’s stacked Upstream Fleet for fiscal 2012 is expected to be comprised of an average of 2.9 new generation OSVs. With the re-activation of 220 class vessels in January 2012, March 2012 and July 2012, the Company had two DP-1 new generation OSVs stacked as of September 30, 2012. The two remaining stacked vessels are expected to remain inactive until there is sustainable demand for these vessels. The Company’s active Downstream fleet for fiscal 2012 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the fourth quarter of 2012 and for fiscal years 2013 and 2014 is currently 72%, 35% and 13%, respectively. The Company’s forward contract coverage for its four MPSVs for the fourth quarter of 2012 and for fiscal years 2013 and 2014 is currently 85%, 40% and 17%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the fourth quarter of 2012 and for fiscal 2013 is currently 73% and 20%, respectively. The Company does not currently have any contracts extending into fiscal 2014 for its Downstream fleet. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 26.1 active “term” OSVs are expected to be in the $19,000 to $20,000 range for the full-year 2012. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2012 from the Company’s “spot” or “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to maintain leading-edge spot dayrates for its 240/265 class DP-2 OSVs in the $30,000 to $36,000 range, or more than double the spot dayrate levels from the first half of 2011. Whether these rates can be sustained will depend on a variety of factors, including the future pace of permitting in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $14,000 to $15,000 for the full-year 2012.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $223 million to $226 million for fiscal 2012, which is in-line with the high-end of the updated guidance range provided in the Company’s August 2, 2012 press release. This guidance range includes roughly $2.0 million of total out-of-pocket costs related to the remobilization of four 200 class OSVs out of Brazil, not counting lost revenue during 38 days of commercial downtime per vessel, during the period of June through early October 2012. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM; or any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $28 million to $29 million for fiscal 2012.

G&A Expenses. General and administrative expenses are expected to be in the approximate range of $48 million to $50 million for the full-year 2012, commensurate with the Company’s on-going fleet growth and international expansion. The Company expects to remain within the historical range of G&A-to-revenue margins of its publicly traded domestic OSV peer group.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for fiscal 2012 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization, and net interest expense for the quarter ending December 31, 2012 are expected to be $2.9 million, $15.1 million, $7.7 million and $14.8 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 36% to 38% for fiscal 2012. Cash income taxes are expected to be approximately $1.8 million for the full-year 2012.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades, mid-body extensions or vapor-recovery systems, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $57.0 million and $18.1 million, respectively, for the full-year 2012. For fiscal years 2013 and 2014, the Company expects that its annually recurring maintenance capital expenditure budget for its company-wide fleet of vessels will range between $45.0 million and $55.0 million per year.

200 Class OSV Retrofit Program. In September 2012, the Company awarded a contract to Bollinger Shipyards for the upgrading and stretching of six of the Company’s Super 200 class DP-1 OSVs, converting them into 240 class DP-2 OSVs. The project costs for these discretionary vessel modifications are expected to be approximately $50.0 million, in the aggregate ($8.3 million each), and the Company expects to incur approximately 762 vessel-days of aggregate commercial downtime for the six vessels (127 vessel-days each), as follows:

	3Q2012	4Q2012	1Q2013	2Q2013	3Q2013	4Q2013	Total
200 Class OSV Retrofit Program:
Estimated cash outlays (in millions)	$2.3	$5.6	$6.3	$12.6	$13.3	$9.9	$50.0
Estimated commercial downtime (in days)	—	12	180	202	200	168	762

Bollinger will utilize two shipyards to operate on concurrent paths to minimize the duration of the total project. The current schedule projects the first two vessels to arrive at the shipyard in December 2012 with re-deliveries of two vessels each in May, August and December of 2013.

Update on OSV Newbuild Program #5. In early September 2012, the Company exercised the first four of 48 options to build additional HOSMAX class vessels. The aggregate incremental cost of the exercised options is approximately $180.0 million, or $45.0 million per vessel, before construction period interest. These four new vessels, with deliveries in the fourth quarter of 2014 and first quarter of 2015, will expand the Company’s newbuild program to a total of 20 vessels. In conjunction with the Company’s commitment to build these four vessels, the exercise dates on the remaining 44 options (22 at each shipyard) were each extended by 60 days, with the next exercise date pushed back until February 2013. The Company’s fifth OSV newbuild program now consists of vessel construction contracts with two domestic shipyards to build four 300 class OSVs, six 310 class OSVs, and ten 320 class OSVs. The 20 DP-2 high-spec OSVs currently committed under this newbuild program are expected to be delivered in accordance with the schedule shown in the table below:

	2Q2013	3Q2013	4Q2013	1Q2014	2Q2014	3Q2014	4Q2014	1Q2015	Total
Estimated In-Service Dates:
300 class	1	1	1	1	—	—	—	—	4
310 class	—	—	—	1	1	1	2	1	6
320 class	—	—	2	2	3	1	1	1	10

	1	1	3	4	4	2	3	2	20

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 51, 56, 69 and 71 new generation OSVs as of December 31, 2012, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 51.0, 52.2, 63.0 and 70.9 vessels for the fiscal years 2012, 2013, 2014 and 2015, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $900.0 million, of which $239.4 million, $427.8 million $183.1 million and $7.3 million is expected to be incurred in 2012, 2013, 2014 and 2015, respectively. From the inception of this program through September 30, 2012, the Company has incurred $187.0 million, or 20.8%, of total expected project costs, including $66.6 million that was spent during the third quarter of 2012.

Liquidity Outlook

As of September 30, 2012, the Company had a cash balance of $633.6 million and an undrawn $300 million revolving credit facility. Together with cash on-hand and available capacity under its currently undrawn $300 million revolving credit facility, and based on the key assumptions outlined in this earnings release, the Company also expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the first 20 HOSMAX vessels under construction, all of the capital costs related to its new six-vessel 200 class OSV retrofit program, the planned retirement of its 1.625% convertible notes in November 2013, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes for the remainder of fiscal 2012 and for the full duration of the currently committed 20-vessel HOSMAX newbuild program. Due to the change in timing of certain interest payment dates associated with the Company’s recent bond refinancing in March 2012 and the convertible senior notes offering in August 2012, cash debt service for fiscal 2012 is expected to be $43.2 million. However, commencing in fiscal 2013, the Company expects to incur a full-year run-rate of cash debt service in the amount of $52.3 million, excluding any cash interest expense related to potential revolver draws.

Conference Call

The Company will hold a conference call to discuss its third quarter 2012 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, November 1, 2012. To participate in the call, dial (480) 629-9644 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 8, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4570809#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 79 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program and its 200 class OSV retrofit program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; declines in oil and natural gas prices; further increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand activity in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Revenues	$127,939	$131,645	$105,827	$379,557	$258,911
Costs and expenses:
Operating expenses	67,159	63,456	62,744	189,824	152,780
Depreciation and amortization	21,812	22,278	20,385	65,089	61,079
General and administrative expenses	12,943	12,081	9,045	36,150	27,406

	101,914	97,815	92,174	291,063	241,265

Gain (loss) on sale of assets	267	(11)	976	264	1,535

Operating income	26,292	33,819	14,629	88,758	19,181
Other income (expense):
Loss on early extinguishment of debt	—	(855)	—	(6,048)	—
Interest income	524	461	156	1,538	575
Interest expense	(14,697)	(14,342)	(15,062)	(42,971)	(44,976)
Other income, net [1]	(5)	224	(19)	324	58

	(14,178)	(14,512)	(14,925)	(47,157)	(44,343)

Income (loss) before income taxes	12,114	19,307	(296)	41,601	(25,162)
Income tax expense (benefit)	4,713	7,293	445	15,879	(8,360)

Net income (loss)	$7,401	$12,014	$(741)	$25,722	$(16,802)

Basic earnings (loss) per share of common stock	$0.21	$0.34	$(0.03)	$0.73	$(0.63)

Diluted earnings (loss) per share of common stock	$0.20	$0.33	$(0.03)	$0.71	$(0.63)

Weighted average basic shares outstanding	35,384	35,308	26,919	35,276	26,839

Weighted average diluted shares outstanding [2]	36,130	36,050	26,919	36,063	26,839

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	51.0	51.0	51.0
Average number of active new generation OSVs [4]	48.9	48.0	44.7	47.9	40.5
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	128,190	128,190	128,190
Average new generation vessel capacity (deadweight)	2,514	2,514	2,514	2,514	2,514
Average new generation utilization rate [5]	79.5%	88.1%	75.3%	82.9%	67.5%
Effective new generation utilization rate [6]	82.9%	93.6%	85.9%	88.3%	84.9%
Average new generation dayrate [7]	$23,990	$23,335	$20,945	$23,248	$20,812
Effective dayrate [8]	$19,072	$20,558	$15,772	$19,273	$14,048
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	93.4%	74.6%	92.0%	84.5%	88.3%
Average double-hulled dayrate [10]	$16,626	$16,284	$18,222	$16,742	$17,351
Effective dayrate [8]	$15,529	$12,148	$16,764	$14,147	$15,321

Balance Sheet Data (unaudited):

	As of September 30,	As of December 31,
	2012	2011
Cash and cash equivalents	$633,614	$356,849
Working capital	682,886	401,216
Property, plant and equipment, net	1,729,484	1,605,785
Total assets	2,596,310	2,136,346
Total long-term debt	1,083,107	770,648
Stockholders’ equity	1,150,995	1,072,988

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30,	September 30,
	2012	2011
Cash provided by operating activities	$109,867	$19,098
Cash used in investing activities	(165,362)	(12,633)
Cash provided by (used in) financing activities	332,416	(1,207)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
UPSTREAM:
Vessel revenues	$114,051	$120,578	$90,933	$341,328	$218,353
Non-vessel revenues	1,036	1,120	1,020	3,350	2,905

Total revenues	$115,087	$121,698	$91,953	$344,678	$221,258

Operating income	$24,488	$35,503	$13,793	$88,310	$18,562
Operating margin	21.3%	29.2%	15.0%	25.6%	8.4%
Components of EBITDA [11]
Net income (loss)	$7,097	$13,942	$(55)	$29,004	$(14,512)
Interest expense, net	12,863	12,644	13,664	37,718	40,687
Income tax expense (benefit)	4,520	8,462	160	17,874	(7,765)
Depreciation	13,000	13,045	13,086	39,005	39,376
Amortization	5,289	5,761	3,953	15,287	11,434

EBITDA [11]	$42,769	$53,854	$30,808	$138,888	$69,220

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$681	$—	$4,037	$—
Stock-based compensation expense	3,365	1,968	1,554	7,358	5,042
Interest income	521	457	147	1,523	549

Adjusted EBITDA [11]	$46,655	$56,960	$32,509	$151,806	$74,811

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$42,769	$53,854	$30,808	$138,888	$69,220
Cash paid for deferred drydocking charges	(11,422)	(8,698)	(6,540)	(27,705)	(13,622)
Cash paid for interest	$(9,029)	(3,150)	(9,251)	(25,017)	(28,259)
Cash paid for taxes	(235)	(197)	(334)	(964)	(818)
Changes in working capital	18,907	(12,377)	(21,551)	5,740	(16,472)
Stock-based compensation expense	3,365	1,968	1,554	7,358	5,042
Loss on early extinguishment of debt	—	681	—	4,037	—
Changes in other, net	1,552	437	(617)	1,986	536

Net cash provided by (used in) operating activities	$45,907	$32,518	$(5,931)	$104,323	$15,627

DOWNSTREAM:
Revenues	$12,852	$9,947	$13,874	$34,879	$37,653
Operating income (loss)	1,804	(1,684)	836	448	619
Operating margin (deficit)	14.0%	(16.9%)	6.0%	1.3%	1.6%
Components of EBITDA [11]
Net income (loss)	$304	$(1,928)	$(686)	$(3,282)	$(2,290)
Interest expense, net	1,310	1,237	1,242	3,715	3,714
Income tax expense (benefit)	193	(1,169)	285	(1,995)	(595)
Depreciation	2,124	2,126	2,144	6,372	6,383
Amortization	1,399	1,346	1,202	4,425	3,886

EBITDA [11]	$5,330	$1,612	$4,187	$9,235	$11,098

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$174	$—	$2,011	$—
Stock-based compensation expense	364	217	174	806	612
Interest income	3	4	9	15	26

Adjusted EBITDA [11]	$5,697	$2,007	$4,370	$12,067	$11,736

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$5,330	$1,612	$4,187	$9,235	$11,098
Cash paid for deferred drydocking charges	(1,278)	(2,888)	442	(4,740)	(2,856)
Cash paid for interest	(1,349)	(471)	(1,382)	(3,738)	(4,222)
Cash paid for taxes	—	—	—	—	(15)
Changes in working capital	1,638	2,259	(2)	2,563	(579)
Stock-based compensation expense	364	217	174	806	612
Loss on early extinguishment of debt	—	174	—	2,011	—
Changes in other, net	(592)	(10)	(123)	(593)	(567)

Net cash provided by operating activities	$4,113	$893	$3,296	$5,544	$3,471

CONSOLIDATED:
Revenues	$127,939	$131,645	$105,827	$379,557	$258,911
Operating income	26,292	33,819	14,629	88,758	19,181
Operating margin	20.6%	25.7%	13.8%	23.4%	7.4%
Components of EBITDA [11]
Net income (loss)	$7,401	$12,014	(741)	$25,722	$(16,802)
Interest expense, net	14,173	13,881	14,906	41,433	44,401
Income tax expense (benefit)	4,713	7,293	445	15,879	(8,360)
Depreciation	15,124	15,171	15,230	45,377	45,759
Amortization	6,688	7,107	5,155	19,712	15,320

EBITDA [11]	$48,099	$55,466	$34,995	$148,123	$80,318

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$855	$—	$6,048	$—
Stock-based compensation expense	3,729	2,185	1,728	8,164	5,654
Interest income	524	461	156	1,538	575

Adjusted EBITDA [11]	$52,352	$58,967	$36,879	$163,873	$86,547

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$48,099	$55,466	$34,995	$148,123	$80,318
Cash paid for deferred drydocking charges	(12,700)	(11,586)	(6,098)	(32,445)	(16,478)
Cash paid for interest	(10,378)	(3,621)	(10,633)	(28,755)	(32,481)
Cash paid for taxes	(235)	(197)	(334)	(964)	(833)
Changes in working capital	20,545	(10,118)	(21,553)	8,303	(17,051)
Stock-based compensation expense	3,729	2,185	1,728	8,164	5,654
Loss on early extinguishment of debt	—	855	—	6,048	—
Changes in other, net	960	427	(740)	1,393	(31)

Net cash provided by (used in) operating activities	$50,020	$33,411	$(2,635)	$109,867	$19,098

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

2012 Guidance				Full-Year 2012 Estimated Avg	4Q2012 Contract Coverage
				(as of 31-Oct-2012)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]				26.1	99%
New generation OSVs - Spot [13]				22.0	51%
New generation OSVs - Stacked [14]				2.9	0%

New generation OSVs - Total				51.0	72%

New generation MPSVs				4.0	85%

Total Upstream				55.0

Downstream
Double-hulled tank barges				9.0	73%

				Full-Year 2012
				Low [15]	High [15]
Effective Dayrates:
New generation OSVs - Term				$19,000	$20,000
New generation OSVs - Spot [16]				TBD	TBD
New generation MPSVs [17]				TBD	TBD
Double-hulled tank barges				14,000	15,000
Non-vessel revenues:				$4.0	$4.5
Operating Expenses:
Upstream - Active Fleet				$222,500	$225,500
Upstream - Stacked Fleet				500	500

Total Upstream				223,000	226,000

Downstream				28,000	29,000

Consolidated				$251,000	$255,000

General and Administrative Expenses:				$48.0	$50.0
Other Financial Data:
Loss on early extinguishment of debt				$6.0	$6.0
Stock-based compensation expense				11.1	11.1
Depreciation				60.5	60.5
Amortization				27.4	27.4
Interest expense, net:
Interest expense				53.0	53.0
Incremental non-cash OID interest expense [18]				16.2	16.2
Capitalized interest				(10.7)	(10.7)
Interest income				(2.3)	(2.3)

Total interest expense, net				$56.2	$56.2

Income tax rate				36.0%	38.0%
Cash income taxes				$1.8	$1.8
Cash interest expense [19]				$43.2	$43.2
Weighted average diluted shares outstanding [20]				36.1	36.1

Capital Expenditures Data (unaudited) [21]:

Historical Data (in thousands):
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$12,700	$11,586	$6,098	$32,445	$16,478
Other vessel capital improvements	1,120	2,112	1,777	8,462	8,166

	13,820	13,698	7,875	40,907	24,644

Other Capital Expenditures:
Commercial-related vessel improvements	5,224	1,752	8,615	7,610	14,420
Non-vessel related capital expenditures	1,607	493	684	2,601	1,382

	6,831	2,245	9,299	10,211	15,802

	$20,651	$15,943	$17,174	$51,118	$40,446

Growth Capital Expenditures:
OSV newbuild program #5	$66,636	$40,997	$—	$144,646	$—

Forecasted Data:
	1Q2012A	2Q2012A	3Q2012A	4Q2012E	2012E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$8.2	$11.5	$12.7	$13.1	$45.5
Other vessel capital improvements	5.2	2.1	1.1	3.1	11.5

	13.4	13.6	13.8	16.2	57.0

Other Capital Expenditures:
Commercial-related vessel improvements	0.6	1.8	5.2	6.2	13.8
Non-vessel related capital expenditures	0.5	0.5	1.6	1.7	4.3

	1.1	2.3	6.8	7.9	18.1

	$14.5	$15.9	$20.6	$24.1	$75.1

Growth Capital Expenditures:
OSV newbuild program #5	$37.0	$41.0	$66.6	$94.8	$239.4

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

For the three months ended September 30, 2012 and June 30, 2012, the Company had no anti-dilutive stock options. Due to a net loss for the three months ended September 30, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,209 shares of common stock, because the effect was anti-dilutive. For the nine months ended September 30, 2012, the company had no anti-dilutive stock options. Due to a net loss for the nine months ended September 30, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,201 shares of common stock, because the effect was anti-dilutive. As of September 30, 2012, June 30, 2012 and September 30, 2011, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of September 30, 2012, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]

The Company owned 51 new generation OSVs as of September 30, 2012. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had re-activated 13 new generation OSVs as of September 30, 2012. With the re-activation of 220 class vessels in January 2012, March 2012 and July 2012, the Company had two DP-1 new generation OSVs stacked as of September 30, 2012. The remaining stacked vessels are expected to remain inactive until there is sustainable demand for these vessels. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of September 30, 2012. Excluded from this data are 14 ocean-going tugs owned by the Company, five of which were stacked and marketed for sale as of September 30, 2012.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of October 31, 2012, the Company’s active fleet of 24 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration) through the remainder of 2012 was comprised of the following fleet mix: eight 200 class OSVs, fifteen 240 class OSVs and one 290 class OSV.

[13]

As of October 31, 2012, the Company’s active fleet of 25 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration) or additional “term” contracts was comprised of the following fleet mix: eleven 200 class OSVs, ten 240 class OSVs and four 265 class OSVs.

[14]	As of October 31, 2012, the Company’s inactive fleet of two new generation OSVs that were “stacked” was comprised entirely of 200 class OSVs.

[15]

The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[16]

The Company does not provide annual guidance regarding the effective dayrates anticipated for the 24.9 “non-term” new generation OSVs at this time due to the pace of permitting in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[17]

The Company does not provide average or effective dayrates for its new generation MPSVs as such amounts are skewed by highly variable customer-required costs-of-sales associated with ancillary equipment and services, such as ROVs and cranes. These costs-of-sales are typically recovered through higher dayrates charged to the customer.

[18]	Non-cash OID interest expense primarily related to the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[19]

Due to the change in timing of certain interest payment dates associated with the Company’s senior note refinancing in March 2012 and convertible senior note offering in August 2012, cash debt service for fiscal 2012 is expected to be $43.2 million. However, commencing in fiscal 2013, the Company expects to incur a full-year run-rate of cash debt service in the amount of $52.3 million.

[20]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% or 1.625% convertible senior notes. The Company’s 1.500% convertible senior notes and 1.625% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53 and $62.59, respectively.

[21]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.